ARTICLES OF AMALGAMATION

Business Corporations Act
(Alberta)

Section 179

1. Name of Corporation:
WILDCARD WIRELESS SOLUTIONS INC.

2. Corporate Access Number:

3. The Classes of Shares and any Maximum Number of Shares the Corporation is authorized to issue (within each class):

See attached Schedule A

4. Restriction on Share Transfers, if any:

None

5. Number of Directors (or minimum and maximum number):

Minimum of three (3); Maximum of fifteen (15)

6. Restrictions on Businesses the Corporation may carry on, if any:

None

7. Other Provisions, if any:

See attached Schedule B

8.	Name of Amalgamating Corporations:	Corporate Access Number:
WILDCARD WIRELESS SOLUTIONS INC.		209414556
WILDCARD COMMUNICATIONS CANADA INC.		207425026

9. Date	Signature	Title
	" Mike Pierce"	Chief Financial Officer
		Telephone Number
		(403) 290 - 1744

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-coordinator for Alberta Registries. Research and Program Support, 3rd Floor, Commerce Place, 10155 - 102 Street, Edmonton, Alberta T5J 4L4 (780) 422-7330

SCHEDULE A ARTICLES OF AMALGAMATION
WILDCARD WIRELESS SOLUTIONS INC.

The Corporation is authorized to issue an unlimited number of Preferred Shares without nominal or par value and an unlimited number of Common Shares without nominal or par value. The Preferred Shares and the Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

A. PROVISIONS ATTACHING TO THE PREFERRED SHARES

The Preferred Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(1) Directors' Authority to Issue in One or More Series

The board of directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in the Articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Registrar (as defined in the Business Corporations Act of Alberta) Articles of Amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.

(2) Ranking of Preferred Shares

No rights, privileges, restrictions or conditions attached to a series of Preferred Shares shall confer upon shares of a series a priority in respect of dividends or return of capital over shares of any other series of Preferred Shares then outstanding. The Preferred Shares shall be entitled to priority over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preferred Shares are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Preferred Shares of any series may also be given such other preferences, not inconsistent with sections A. (1) to (4) hereof, over the Common Shares and over any other shares ranking junior to the Preferred Shares as may be determined in the case of such series of Preferred Shares.

(3) Voting Rights

Except as hereinafter referred to or as otherwise required by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

(4) Approval of Holders of Preferred Shares

The rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the Preferred Shares given as hereinafter specified.

The approval of the holders of Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Preferred Shares as a class or to any other matter requiring the consent of the holders of the Preferred Shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval shall be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Preferred Shares duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Business Corporations Act of Alberta (as from time to time amended, varied or replaced) and prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at a meeting of holders of Preferred Shares as a class, each holder entitled to vote thereat shall have one vote in respect of each Preferred Share held by him.

3. PROVISIONS ATTACHING TO THE COMMON SHARES

The Common Shares of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

(1) Dividends

Subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine and all dividends which the board of directors of the Corporation may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

(2) Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Preferred Shares and any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation. winding-up or distribution for the purpose of winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

(3) Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one (1) vote for each Common Share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified "class or series of shares of the Corporation are entitled to vote separately as a class or series.

SCHEDULE B
ARTICLES OF AMALGAMATION
WILDCARD WIRELESS SOLUTIONS INC.

A. The board of directors of the Corporation may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

B. Meetings of shareholders of the Corporation may be held outside Alberta at any place within Canada or the United States of America as the board of directors of the Corporation may determine.